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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                               Nine Months Ended
                                                                 September 30,
 In Millions of Dollars                                        1996           1995
 Fixed Charges:
   Interest on indebtedness                             $        168   $        186
   Interest capitalized                                           13             15
   One-third of rents*                                            64             57

   Total Fixed Charges                                  $        245   $        258

 Earnings:
   Income before income taxes and minority interests    $      1,170   $      1,010

   Fixed charges per above                                       245            258
   Less: interest capitalized                                    (13)           (15)
                                                                 232            243

   Amortization of interest capitalized                           29             31

   Total Earnings                                       $      1,431   $      1,284

 Ratio of Earnings to Fixed Charges                             5.84           4.98



* Reasonable approximation of the interest factor.
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